Exhibit 3.2
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
ANADARKO PETROLEUM CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware
DOES HEREBY CERTIFY:
     FIRST: That at a meeting of the Board of Directors of Anadarko Petroleum Corporation, resolutions were adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and should be presented to the stockholders of said corporation at the 2009 Annual Meeting of Stockholders for approval thereof.
     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was presented to the stockholders of said corporation at its 2009 Annual Meeting of Stockholders duly called and held on the 19th day of May 2009 in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: That the resolution setting forth the proposed amendment is as follows:
     RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing Article SEVENTH thereof to read as follows:
     SEVENTH. 1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The authorized number of directors shall be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. Subject to the special right, if any, of the holders of any series of Preferred Stock or any other class or series of stock as set forth in this Restated Certificate of Incorporation, to elect directors:
A.	From the effective date of this Certificate of Amendment until the election of directors at the 2010 Annual Meeting of Stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board of Directors shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in Class I having a term expiring at the 2011 Annual Meeting, the directors in Class II having a term expiring at the 2012 Annual Meeting and the directors in Class III having a term expiring at the 2010 Annual Meeting.

B.	Commencing with the election of directors at the 2010 Annual Meeting of Stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2011 Annual Meeting and the directors in Class II having a term that expires at the 2012 Annual Meeting. The directors who, immediately prior to the 2010 Annual Meeting, were members of Class III (and whose terms expire at the 2010 Annual Meeting) shall be elected to Class I; the Class I directors who, immediately prior to the 2010 Annual Meeting, were members of Class I and whose terms were scheduled to expire at the 2011 Annual Meeting shall be assigned by the Board of Directors to Class I; and the directors who, immediately prior to the 2010 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2012 Annual Meeting shall be assigned by the Board of Directors to Class II.

C.	Commencing with the election of directors at the 2011 Annual Meeting of Stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall be divided into one class of directors, Class II, with the directors in Class II having a term that expires at the 2012 Annual Meeting. The successors of the directors who, immediately prior to the 2011 Annual Meeting of Stockholders, were members of Class I (and whose terms expire at the 2011 Annual Meeting) shall be elected to Class II for a term that expires at the 2012 Annual Meeting, and the directors who, immediately prior to the 2011 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2012 Annual Meeting shall be assigned by the Board of Directors to Class II for a term expiring at the 2012 Annual Meeting.

D.	From and after the election of directors at the 2012 Annual Meeting of Stockholders, the Board shall cease to be classified as provided in Section 141(d) of the General Corporation Law of the State of Delaware, and the directors elected at the 2012 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.
Each director elected at any Annual Meeting shall hold office until such director’s successor shall have been duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.
2.	Newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office (a) if, at the time of such director’s election, the Board of Directors is classified pursuant to Article SEVENTH of this Restated Certificate of Incorporation, for the remainder of the full term of the class of directors in which the new directorship or vacancy was created or (b) if, at the time of such director’s election, the Board of Directors has ceased to be classified pursuant to Article SEVENTH, Section 1(d) of this Restated Certificate of Incorporation, for a term expiring at the next Annual Meeting of Stockholders, and in each case until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.	Subject to the special right, if any, of the holders of any series of Preferred Stock or any other class or series of stock to elect directors, (a) prior to the time at which the Board ceases to be classified pursuant to Article SEVENTH, Section 1(d) of this Restated Certificate of Incorporation, directors may be removed only for cause and (b) from and after the time at which the Board ceases to be classified pursuant to Article SEVENTH, Section 1(d) of this Restated Certificate of Incorporation, any director or the entire Board may be removed with or without cause, provided that any removal pursuant to clause (a) or (b) shall require the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

IN WITNESS WHEREOF, Anadarko Petroleum Corporation has caused this Certificate of Amendment to be signed by its Senior Vice President and attested by its Corporate Secretary, this 20th day of May 2009.

/s/ Robert K. Reeves
Robert K. Reeves
Senior Vice President

ATTEST:

/s/ David L. Siddall
David L. Siddall, Corporate Secretary